Exhibit 10.28

AMENDED AND RESTATED DEVELOPMENT AND MANUFACTURING AGREEMENT

This Amended and Restated Development and Manufacturing Agreement (the "Agreement") is made and entered into as of 4th day of Oct 2007 (the "Execution Date") by and between Stellartech Research Corporation ("Stellartech), a California corporation with a principal place of business at 1346 Bordeaux Drive, Sunnyvale, CA 94089, and TiVaMed, Inc. ("Company"), a Delaware Corporation with a principal place of business at 900 Welch Road, Palo Alto, California 94304 (each referred to below as a "party" or collectively as the "parties").

WHEREAS, Company and Stellartech previously entered into a Development and Manufacturing Agreement dated Tune 12, 2006 (the "Original Agreement") for the performance of development and manufacturing services by Stellartech for the Company, and the license of certain intellectual property rights to each party as described therein.

WHEREAS, Company and Stellartech mutually desire to amend the Original Agreement, and to include additional or different terms as set forth in this amended and restated version of the Original Agreement.

WHEREAS, to the extent possible, all terms in this Agreement shall be deemed to be effective as of the effective date of the Original Agreement (the "Effective Date").

WHEREAS, Company and Stellartech have in parallel with the execution of the Original Agreement entered into a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which Stellartech had the right to purchase 300,000 shares in the Common Stock of the Company representing 7.5% of the fully diluted outstanding capital stock of the Company as of the Effective Date (the "Shares") under the terms and conditions of the Stock Purchase Agreement, attached hereto and incorporated herein as Exhibit D.

NOW THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, the parties hereby agree as follows:

1.         DEFINITIONS

The capitalized terms in this Agreement which arc not otherwise defined in the body hereof shall have the meanings ascribed in Exhibit C below.

2.         DEVELOPMENT AND MANUFACTURING; OBLIGATIONS OF STELLARTECH

2.1     Stellartech, as an independent contractor, agrees to provide to Company (i) the Development Services, and (ii) the Manufacturing Services, (individually, or collectively, the "Services") as described in Exhibit A.

2.2     Stellartech shall use commercially reasonable efforts to perform and promptly complete the Services.

2.3     Stellartech will determine the method, details and means of performing its Services in accordance with this Agreement.

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2.4     Stellartech agrees to accept exclusive liability for the payment of payroll taxes, self-employment taxes, and social security and other contributions that are based on the non-equity based compensation to be paid to Stellartech under this Agreement and on the wages or other compensation paid to any agents or employees of Stellartech. Stellartech agrees to indemnify and defend Company against all such taxes or contributions.

3.         COMPANY RESPONSIBILITIES

3.1     Company shall use commercially reasonable efforts to perform and promptly complete the services and obligations it is responsible for as set forth herein and in the Exhibits.

3.2     Company shall supply and make available to Stellartech, at Company's sole expense, access to information, services, systems and reasonable assistance over which Company has control or possession and as reasonably requested by Stellartech for the performance its Services under this Agreement, and as are suitable and adequate for the performance of Stellartech's Services.

3.3     In consideration for Stellartech's Services, Company shall pay to Stellartech the applicable compensation set forth below, and agrees to accept exclusive liability for compliance with all laws, rules and regulations, applicable to Company, for any equity based consideration provided by Company to Stellartech under the Stock Purchase Agreement.

4.         COMPENSATION

Stellartech shall be paid fees in the amounts and at the times set forth in Exhibit B.

5.         TERM

5.1     Term of Agreement. This Agreement will commence and become effective on the Effective Date and shall continue in effect until three (3) years thereafter, unless earlier terminated as set forth in Section 5.2 (Termination). This Agreement may be renewed for additional periods upon the written agreement by Company and Stellartech, or extended under Section 5.6 (Extension of Term) below.

5.2     Termination. This Agreement may be terminated as follows:

(a)     by a party by giving the other party written notice of termination if any of the following events should occur: (i) if the other party admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors; (ii) if a petition under the United State Bankruptcy Act, as it now exists or as it may be amended, or any similar law of any other jurisdiction, is filed concerning the other party and, if filed by a third party is not dismissed within sixty (60) days of such filing; or (iii) if a petition is filed by any third party, or an application for a receiver of the other party, is made by anyone and such petition or application is not resolved favorably to that party within sixty (60) days;

(b)     if the other party materially breaches this Agreement and, assuming such breach is capable of cure, fails to cure the same within thirty (30) days after written notice specifying the breach, the non-breaching party giving notice may, at its option, terminate this Agreement immediately upon a further written notice to the breaching party;

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(c)     at any time, upon the mutual written agreement of the parties;

by either party for its convenience, following the completion of Development Services and the onset of Manufacturing Services under the Agreement, at which time the Company may terminate the Agreement with thirty (30) days prior written notice to Stellartech, and Stellartech may terminate the Agreement with one hundred eighty (180) days prior written notice to Company.

5.3     Effect of Termination. Upon termination or expiration of this Agreement for any reason:

(a)     Company will pay Stellartech any undisputed amounts then due and for any Services rendered and Products and Deliverables developed, manufactured or sold, and the fees, costs and expenses for Services which have been actually performed as of the effective date of termination and reasonable wind-down costs, as mutually agreed upon by the parties, for Stellartech's efficient discontinuation of the Services, up to and including the thirty (30) day period following the date of notice of termination;

(b)     all rights and obligations under this Agreement will immediately cease except with respect to those provisions that survive pursuant to Section 11.10 (Survival) below or as expressly provided in this Article 5;

(c)     except as otherwise expressly provided herein each party will promptly cease use of and return all Confidential Information provided by the other party under this Agreement; and

(d)     all licenses granted hereunder will terminate, with the exception of licenses: (i) granted by Stellartech to Company under Section 6.3(b) (Other Technology) which will continue if and only if Company terminates its Repurchase Option of any then Unreleased Shares under the Stock Purchase Agreement or if 100% of the Shares purchased thereunder have otherwi ,o vested in full and are free of any Repurchase Option or risk of forfeiture under the Stork Purchase Agreement, in which case such license rights shall become fully-paid; provided however, such licenses shall not survive in the event of a termination of this Agreement pursuant to Section 5.2(a) or 5.2(b) by Stellartech as a result of Company's bankruptcy or material brcach, respectively and (ii) granted by Company to Stellartech under Section 6.4 (Grant of Rights; Intellectual Property). Additionally and notwithstanding the above, if the Agreement extends until the end of the full term in Section 5.1 (Term of Agreement), then the license to the Company under Section 6.3 (a) (Stellartech Technology) shall survive termination.

(e)     the Company's Repurchase Option under the Stock Purchase Agreement will immediately expire, and 100% of the then-Unreleased Shares shall immediately vest and be released from the Repurchase Option.

(f)     notwithstanding Sections 5.3 (d) and (e) above, Company may opt at the time of termination hereof to relinquish its license rights to the Stellartech Technology and Other Technology granted under Section 6.3(a) (Stellartech Technology) and 6.3(b) (Other Technology), respectively, through written notice to Stellartech. In such event, all license and other rights under Section 6.3 (License Rights to Company) or otherwise granted hereunder shall cease and be immediately revoked, and Stellartech's continued vesting in any then Unreleased Shares under the Stock Purchase Agreement shall cease.

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(g)     notwithstanding anything expressed or implied in this Agreement, such termination or expiration of this Agreement shall not affect any rights, as incorporated in or applicable to the Products, of any third party that, at any time, acquires a Product from Company.

5.4     Cooperation After Termination. Following (i) a proper notice of termination of the Agreement, or (ii) upon expiration of the Agreement, the parties shall cooperate with each other in the winding up of Stellartech's pending work on behalf of Company including mitigating any amounts incurred by Stellartech with respect thereto and assisting Company to transition manufacturing activities, and Stellartech will be compensated at the rates set forth herein and for any expenses and costs incurred; provided that such obligations of Stellartech shall be contingent upon Company having paid to Stellartech all amounts owing to Stellartech hereunder. Without the prior written consent of the other party and except as reasonably necessary to exercise any license surviving hereunder, neither party shall be entitled to retain and shall not retain copies of any Confidential Information or other information owned by the other party at, except in all cases each party may retain one (1) copy of such information for archival purposes, or copies as may be required by law or regulation.

5.5     Return of Materials. Each party agrees that, at the time of termination and at any other time upon request, it will deliver to the other party (and will not keep in its possession or deliver to anyone else) any and all devices, parts, materials, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, equipment, other documents or property, or reproductions of any aforementioned items belonging to the other party, its successors, or assigns, except such materials subject to the rights granted to Stellartech under Section 6.4 (License and Rights to Stellartech; Retained Rights; Nonexclusivity) or reasonably necessary for Company to exercise any surviving licenses under Section 6.3 (License Rights to Company). Without limiting the foregoing, neither party will, during the term of the Agreement or thereafter, deliver or transfer to any person, or use, without authorization by the other party, any property owned by the other party.

5.6     Extension of Term. Except in the event of termination under Section 5.2 (Termination) above, if the requirements in Paragraph 1 (Minimum Commitment) in Exhibit A Section B (Manufacturing Services) have not been fulfilled at the time of Agreement expiration, Stellartech shall have the option to extend the term hereof by written notice until (i) the minimum purchase and exclusive manufacturing requirements in Paragraph 1 (Minimum Commitment) in Exhibit A Section B. (Manufacturing Services) have been fulfilled, or (ii) Stellartech has waived such requirements.

6.         GRANT OF RIGHTS; INTELLECTUAL PROPERTY

6.1     Rights in Deliverables. Effective upon receipt of the corresponding full undisputed payment due to Stellartech, and subject to the terms and conditions hereof, Stellartech will and does hereby irrevocably assign, transfer, and convey to Company all right, title, and interest in and to any and all inventions, original works of authorship, developments, designs, improvements, trade secrets or other subject matter developed under Company's funding in the course of Stellartech's performance of the Services hereunder (together with all Intellectual Property rights therein, collectively, "Inventions").

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6.2     Patent and Copyright Registration. Subject to the terms and conditions hereof, Stellartech agrees to assist Company in every lawful way at Company's request and expense to obtain, prepare and prosecute applications for, and to perfect title to, rights in the United States or foreign countries, letters patent, and copyright registrations covering Inventions assigned hereunder to Company. Such obligations shall continue beyond the expiration or termination of the Agreement upon Company's request, provided that Company shall continue to compensate Stellartech at its normal rates for time actually spent by Stellartech on such assistance.

6.3     License Rights to Company. Effective and contingent upon full payment of undisputed amounts to Stellartech in connection with such Deliverables, and subject to the terms and conditions hereof, Stellartech hereby grants and Company accepts the following license rights.

(a)     Stellartech Technology:

(1)     a nonexclusive, nontransferable (except in connection with an assignment or transaction permitted under Section 11.8 (Assignment, successors and Assigns), or as incorporated in a Product as distributed by Company as permitted hereunder), worldwide, royalty-free license in the Company Field to use the Stellartech Technology incorporated into the Deliverables to use, sell, offer for sale, import, and distribute (itself and through Company's distribution channel) Products within the Company Field. The license granted shall permit the use of software object code of Stellartech Technology that is used in Products or Deliverables, but, unless otherwise provided in this Agreement, not software source code owned by Stellartech. In the event that Stellartech does not perform continuing services for Company after Product development is complete, Stellartech and Company agree to negotiate in good faith for Company to obtain a nonexclusive, nontransferable license to such source code, for use in conjunction with the Products. For clarity, upon the expiration, termination or revocation of the Company's Repurchase Option under the stock Purchase Agreement with respect to all Shares subject thereto, the license granted under this Section 6.3(a)(1) shall become fully-paid.

(2)     following and subject to both (i) satisfaction by Company of the Minimum Commitment, and (ii) termination, expiration or revocation by the Company of the Repurchase Option on any Unreleased Shares under the Stock Purchase Agreement, a nonexclusive, nontransferable (except in connection with an assignment or transaction permitted under Section 11.8 (Assignment, successors and Assigns)), worldwide, royalty-free, fully-paid license within the Company Field to use the Stellartech Technology incorporated into the Deliverables to make and have made Products in the Company Field.

(b)     Other Technology:

(1)     an exclusive (even as to Stellartech), nontransferable (except in connection with an assignment or transaction permitted under Section 11.8 (Assignment, successors and Assigns) or as incorporated in a Product as distributed by Company as permitted hereunder), worldwide, royalty-free license within the Company Field under Stellartech's license rights in the Other Technology to use any elements of the Other Technology which are incorporated into the Deliverables, solely for the use, sale, offer for sale, importation and distribution (by Company and via Company's distribution channel) within the Company Field of Products. For clarity, upon the expiration, termination or revocation of the Company's Repurchase Option under the Stock Purchase Agreement with respect to all Shares subject thereto, the license granted under this Section 6.3(b)(1) shall become fully-paid.

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(2)     following and subject to both (i) satisfaction by Company of the Minimum Commitment, and (ii) termination, expiration or revocation by the Company of the Repurchase Option on any Unreleased Shares under the Stock Purchase Agreement, an exclusive, nontransferable (except in connection with an assignment or transaction permitted under Section 11.8 (Assignment, successors and Assigns)), worldwide, royalty-free, fully-paid license within the Company Field under Stellartech's license rights in the Other Technology to use any elements of the Other Technology which are incorporated into the Deliverables to make and have made Products in the Company Field.

(3)     the exclusive right within the Company Field to prosecute infringers of that portion of Stellartech's license rights in the Other Technology which have been exclusively licensed to Company. In connection therewith Stellartech has the right but not the obligation to participate with Company and to allow its licensors to participate in such activities, including where Stellartech or its licensors determine it is necessary or important to bring or maintain any such enforcement proceeding joining as a party-plaintiff.

(4)     without limiting the foregoing provisions of this Section 6.3(b), if Company notifies Stellartech that it reasonably believes that it is necessary or useful for it to obtain the right to sublicense under the licenses granted to Company pursuant to Section 6.3(b)(I) and (2) above to carry out its business and requests such sublicense rights, then Stellartech agrees to consider such request and negotiate in good faith to the extent it has the right to grant such sublicense rights.

(5)     Stellartech shall not amend or otherwise modify or agree to the amendment or other modification of the Thermage Agreement in any manner or take any other action that would detrimentally affect the rights of Company in the Other Technology licensed hereunder.

Except as otherwise expressly provided in this Agreement, Company shall not otherwise be entitled to use, license or commercially exploit the Other Technology or Stellartech Technology without Stellartech's prior written consent, which may be withheld at Stellartech's sole discretion; any such use may result in the revocation of the license rights herein. The license granted in this Section 6.3(b) (Other Technology) above shall permit the use of software object code for Other Technology that is used in Products or Deliverables. In the event that Stellartech does not perform continuing services for Company after Product development is complete, Stellartech and Company agree to negotiate in good faith for Company to obtain a nonexclusive, nontransferable license to the corresponding source code, for use in conjunction with the Products. Stellartech represents that it has not granted and will not grant conflicting rights to the Other Technology.

6.4     License and Rights to Stellartech; Retained Rights; Nonexclusivity.

(a)     License Rights. Subject to the terms and conditions hereof, Company hereby grants to Stellartech a nonexclusive, non-transferable (except in connection with an assignment or transaction permitted under Section 11.8 (Assignment, successors and Assigns)) worldwide, royalty-free, sublicensable license in the Inventions to use, manufacture, have manufactured, sell, have sold and license products utilizing or incorporating the Inventions, and to otherwise commercially exploit the Inventions, solely for applications outside of the Company Field.

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(b)     Manufacturing and Other Rights. In furtherance of this Agreement and in accordance with the terms and conditions hereof, Company hereby grants to Stellartech the nonexclusive, non-transferable (except in connection with an assignment or transaction permitted under Section 11.8 (Assignment, successors and Assigns)) right to develop and manufacture all Products and Deliverables, and all license and other rights in the Inventions and Intellectual Property therein solely as necessary to perform the Services hereunder, in each case in accordance with this Agreement.

(c)     Retained Rights. Company acknowledges and agrees that notwithstanding the provisions of Section 6.1 (Rights in Deliverables) above and except as otherwise expressly provided herein, Stellartech and Stellartech's licensors retain all right, title and interest and sole ownership rights in any and all Stellartech Technology and the Other Technology utilized to perform the Services or embodied in the Deliverables and Products delivered to Company.

(d)     Nonexclusivity. Nothing in this Agreement shall restrict or prevent Stellartech from using any ideas, concepts, know-how, methodology, techniques or other Intellectual Property related to the Services, Deliverables or Products (Working Rights), provided that the use of any Working Rights does not infringe any patent, copyright, trademark or trade secret rights exclusively owned by Company, or result in an intentional breach of the provisions of Section 7 (Confidential Information). For clarity, this Section 6.4(d) is not intended to expand Stellartech's rights in the Inventions beyond the scope expressly granted in Section 6.4(a).

7.         CONFIDENTIAL INFORMATION

7.1     The parties hereby agree that: (a) any Confidential Information received by either party (the "Receiving Party") from the other party (the "Disclosing Party") under this Agreement, whether for the Receiving Party's own internal use or otherwise, and whether provided orally, in writing or in any other medium, is and shall be treated as the confidential property of the Disclosing Party; (b) the Receiving Party shall hold such Confidential Information in strictest confidence and shall exercise at least the same degree of care as it uses with its own valuable information of a similar nature (but in no event less than reasonable care) to safeguard the confidentiality of such Confidential Information; and (c) except as provided in this Agreement (including as reasonably necessary to fulfill its obligations hereunder or exercise the rights granted hereunder), the Confidential Information shall not be used, duplicated or in any way disclosed to others in whole or in part without the prior express written permission of Disclosing Party. As used herein, the term "Confidential Information" means, collectively, any technological, business, product or marketing-related information of the Disclosing Party and any documentation, information and Intellectual Property rights related thereto, or any part or component thereof, as well as all specifications, processes, drawings, memoranda, data, technical or business information or trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, inventions, developments, improvements, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works or authorship, customer lists, business plans, financial information or other subject matter pertaining to or of possible use in any present or prospective business of either party or any of either party's other clients, consultants, or licensees, in each case received by the Receiving party directly or indirectly from the Disclosing Party hereunder; provided that: (a) disclosures in written or other tangible form are expressly marked with a confidential or proprietary legend; and (b) oral disclosures and tangible embodiments in a form other than written are identified as confidential or proprietary at the time of disclosure and are thereafter reduced to writing and provided to the Receiving Party within 30 days after the oral disclosure. Notwithstanding the above, Stellartech Technology shall be considered Confidential Information without the necessity of marking. Likewise, notwithstanding the above, all Inventions shall be deemed to be Confidential Information of Company without the necessity of marking or otherwise.

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7.2     The prohibition on disclosure set forth above shall not apply to disclosures by the Receiving Party to its employees, consultants and other similar third parties who need to know the information to perform the activities contemplated under the Agreement, provided such disclosures are reasonably necessary to the Receiving Party's performance hereunder or use of products delivered or rights granted hereunder in accordance with this Agreement, and provided further that the Receiving Party shall take all reasonable steps necessary to insure that such persons or entities to whom disclosure is to be made shall have been advised of the confidential nature thereof and shall be under an express written obligation to maintain such confidentiality and to be bound by terms and conditions of confidentiality at least as restrictive as the obligations of this Section 7.

7.3     This Section 7 shall not apply to information received from the Disclosing Party which the Receiving Party can demonstrate: (a) is or becomes publicly available through no fault of the Receiving Party, (b) is declared not confidential in writing by the Disclosing Party, (c) is lawfully obtained without violation of any confidentiality obligations from third parties, (d) was developed independent of the Confidential Information of the Disclosing Party, as shown by written records prepared contemporaneously with such independent development, or (e) is required by law to be disclosed by Receiving Party; provided in the event the Receiving Party is required by law to disclose Confidential Information of the Disclosing Party, the Receiving Party may disclose such Confidential Information only to the extent necessary to comply therewith and provided further that to the extent possible the Receiving Party shall provide the Disclosing Party with reasonable advance notice thereof to enable the Disclosing Party to seek a protective order to prevent such disclosure.

8.       ACCEPTANCE AND CHANGES.

8.1     Acceptance Process for Deliverables and Services. Deliverables shall be deemed accepted by Company fifteen (15) days after delivery or redelivery by Stellartech (the "Acceptance Period"), unless Company provides Stellartech with a written notice during the Acceptance Period of any material defects in the Services or Deliverables which prevent the Services or Deliverables from substantially conforming to the specifications, if any. Upon receipt of such notice and verification by Stellartech of a substantially nonconforming condition, Stellartech will use commercially reasonable efforts to promptly correct and redeliver such Services and/or Deliverables at the applicable time and materials rates and costs under this Agreement. If after the second redelivery of the same Service or Deliverable, the Service or Deliverable still fails to substantially meet the foregoing requirements, Company's sole and exclusive remedy shall be to elect to either (a) mutually agree to continue the above process, or

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(b) terminate the Agreement. Notwithstanding the above, Company will not be permitted to terminate the Agreement under this Section 8 and Stellartech will not be required to re-perform Services or revise and redeliver Deliverables if the failure of the Services or Deliverables to substantially meet the specifications is the result of (i) modification or repair of the Services or Deliverables by Company or any third party, (ii) problems or errors which are not generated by the Services or Deliverables as delivered by Stellartech to Company, provided that such problems are not caused by the Services or Deliverables, (iii) failure or incompatibility of computer hardware, equipment or software not specified by or supplied by Stellartech, (iv) improper installation or use of the Services or Deliverables, or (v) accident, neglect, failure of electric power, storage or use in improper or adverse environmental conditions, misuse, negligence, or act of God. Without limiting the foregoing, upon request by Company, the parties will enter into a quality agreement on mutually acceptable terms and conditions pursuant to which, among other items: (A) the parties will outline their respective rights and responsibilities with respect to regulatory matters including reporting obligations to regulatory authorities and (B) Stellartech will provide Company access to information and documentation with respect to the Products reasonably necessary for Company to file for and obtain clearances to commercialize the Products.

8.2     Post Development Changes. After the development is completed, Company may request or Stellartech may suggest changes in the design or operation of the Products relating to improvements, or the reliability or serviceability thereof. The parties shall promptly discuss such modifications in good faith, and subject to their mutual agreement, Stellartech shall make any modifications requested or approved by Company; provided Company agrees to pay the reasonable costs of implementing such changes (including possible scrapping or reworking of existing units) which may alter the purchase prices hereunder as agreed by the parties. In the event any changes must be made in a Product to comply with official requirements (including governmental regulations or industry standards), Stellartech shall make any such changes thereto. Any such changes, other than those due to Stellartech's negligence, shall be paid for by Company at Stellartech's rates as set forth in Exhibit B. The parties shall equitably adjust pricing and delivery schedule of any Products that have been ordered but not yet delivered, which are subject to such mandatory changes.

9.        WARRANTY

9.1     Stellartech warrants to Company that: (i) Stellartech shall perform the Services hereunder in a professional and workmanlike manner, commensurate with the standard of performance that it uses for performing similar services for its other customers; and (ii) title to all Products sold and actually paid for hereunder shall pass to Company as provided herein free and clear of any security interest, lien, or other encumbrance.

9.2     Production level Products sold by Stellartech to Company shall be new, and will have a warranty covering defective or workmanship and failure to substantially conform to the production level specification approved by the parties for a period ending on: (i) one year after the date Company or Company's distributors or dealers first ships the Product to a customer, or eighteen months after Stellartech ships the Product to Company, whichever period is less (the "Warranty Period"). Upon notification and receipt of a defective Product during the Warranty Period, Stellartech will repair or replace the defective Product at no cost. For all other repairs, Stellartech will repair or replace defective Products using labor and material rates set forth in Exhibit B within the section, entitled "Manufacturing Formula, Manufacturing Direct Labor Rates," or equivalent. The minimum charge for such repair or replacement shall be $250.00.

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9.3     Each party represents and wan-ants to the other that: (i) it has the right to enter into this Agreement, (ii) the execution and delivery by such party of this Agreement and the performance of all obligations of such party hereunder, have been duly authorized by all necessary corporate and shareholder action; (iii) it is registered and in good standing with all applicable governmental agencies, including the FDA (if applicable), regarding the performance of its obligations under this Agreement; and, (iv) any employee, subcontractor, or other personnel of such party, who will perform work related to or in connection with this Agreement, will be bound by appropriate and enforceable agreements to maintain the confidentiality of the other party's Confidential Information, and to assign applicable rights, title, and interest to any Inventions or other Intellectual Property hereunder, to such party in order for such party to assign ownership rights and/or grant licenses as set forth herein.

10.       DISCLAIMERS; LIMITATION OF DAMAGES AND LIABILITY; INDEMNIFICATION

10.1 DISCLAIMER OF WARRANTIES. WITH THE EXCEPTION OF THE EXPRESS WARRANTIES IN SECTION 9 (WARRANTY) ABOVE, NEITHER PARTY MAKES ANY WARRANTIES WITH RESPECT TO THE SERVICES, PRODUCTS OR THE DELIVERABLES, OR OTHERWISE UNDER THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY, DESCRIPTION AND FITNESS FOR A PARTICULAR PURPOSE. IN THE CASE OF A BREACH OF WARRANTY BY STELLARTECH, COMPANY'S SOLE AND EXCLUSIVE REMEDY SHALL BE, AT STELLARTECH'S OPTION, TO, AS APPLICABLE: (i) REPAIR OR REPLACE THE NON-CONFORMING PRODUCT WITH A PRODUCT THAT CONFORMS TO THE WARRANTY SET FORTH IN SECTION 9 (WARRANTY), OR (ii) REPERFORM THE DEFECTIVE SERVICES, OR (ii) RECEIVE A PRO RATA REFUND OF A PORTION OF THE FEES RELEVANT TO THE NONCONFORMING SERVICE, PRODUCT OR DELIVERABLE.

10.2 NO CONSEQUENTIAL OR INCIDENTAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF, PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT OR OTHER MONETARY LOSS, EVEN IF A PARTY IS ADVISED IN WRITING IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

10.3 LIMITATION OF LIABILITY. EXCEPT FOR THE COMPANY'S OBLIGATIONS UNDER SECTION 10.4 (INDEMNIFICATION) BELOW, IN NO EVENT WILL EITHER PARTY'S TOTAL, AGGREGATE LIABILITY UNDER THIS AGREEMENT FOR ALL CLAIMS BY THE COMPANY OR ANY THIRD PARTY OF WHATEVER NATURE EXCEED THE LESSER OF THE AMOUNT OF MONIES RECEIVED BY STELLARTECH FROM COMPANY PURSUANT TO THIS AGREEMENT DURING THE PRIOR SIX (6) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO LIABILITY, MINUS ALL CLAIMS PREVIOUSLY PAID HEREUNDER, DURING THE PRIOR THREE (3) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO LIABILITY, MINUS ALL CLAIMS PREVIOUSLY PAID HEREUNDER, OR $100,000. NOTWITHSTANDING THE ABOVE, IF STELLARTECH WILLFULLY (I) MATERIALLY BREACHES THE LICENSE RIGHTS IT HAS GRANTED TO COMPANY (INCLUSIVE OF A VIOLATION BY STELLARTECH OF THE EXCLUSIVITY RIGHTS GRANTED TO COMPANY), OR (H) MATERIALLY BREACHES THE CONFIDENTIALITY REQUIREMENTS HEREIN, THEN S 1ELLARTECH'S LIABILITY LIMITATION SHALL BE EQUAL TO THE REVENUES RECEIVED BY STELLARTECH DURING THE PRIOR TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO LIABILITY MINUS ALL CLAIMS PREVIOUSLY PAID HEREUNDER. THESE LIMITATIONS ARE CUMULATIVE FOR ALL CLAIMS HOWSOEVER ARISING UNDER ALL AGREEMENTS, AND THESE LIMITATIONS SHALL APPLY EVEN IF THE REMEDIES PROVIDED IN THIS AGREEMENT SHALL FAIL OF THEIR ESSENTIAL PURPOSE.

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10.4 Indemnification.

(a)   For all Products, Deliverables and Services delivered hereunder (and if Company develops a product, process or service based in whole or part on a Product or Deliverable), Company assumes full responsibility for final review, testing and approval. Company also assumes all responsibility for any information and/or specifications it provides to Stellartech regarding the Services, Products or Deliverables and agrees that Stellartech may rely on such information and/or specifications without independent verification.

(b)   Company Indemnity. Company will indemnify, defend and hold Stellartech, and its officers, directors, employees, and agents (each, a "Stellartech Indemnitee") harmless from any and all claims, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys' fees) incurred by a Stellartech Indemnitee as a result of any claim, action, suit, or proceeding by a third party arising out of or resulting from or otherwise related to the performance of Services or the provision of Deliverables or the Products to be provided by Stellartech hereunder, or based on any breach or alleged breach of any of Company's representations and warranties provided in this Agreement, including, without limitation, (i) claims related to patent or other intellectual property infringement (including any infringement claims by Thermage), product liability, fraud or breach of warranty by Company and (ii) from any liabilities in connection with its or a third party's use of the Services, Products or Deliverables, including but not limited to circumstances where a third party alleges that it has been damaged by a defect in a Product or Deliverable; provided, however, that Company shall have no obligation to indemnify any Stellartech Indemnitee for any damage, liability, cost or expense to the extent caused by any negligent or willful act or omission by or on behalf of Stellartech. Stellartech may participate in any such defense or settlement with counsel of its own choosing at Stellartech's expense.

(c)   Stellartech Indemnity. Stellartech will indemnify, defend and hold Company, and its officers, directors, employees, and agents (each, a "Company Indemnitee") harmless from any and all damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys' fees) incurred by a Company Indemnitee as a result of any claim, action, suit, or proceeding by a third party based on the willful misconduct of Stellartech hereunder, provided, however, that Stellartech shall have no obligation to indemnify any Company Indemnitee for any damage, liability, cost or expense to the extent caused by any negligent or willful act or omission by or on behalf of Company. Stellartech may participate in any such defense or settlement with counsel of its own choosing at Stellartech's expense.

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(d)   Procedure. Any person or entity claiming indemnification under this Section 10.5 (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") of any applicable claim, action, suit or proceeding, (each a "Claim") reasonably promptly after the Indemnified Party is aware thereof, and the Indemnifying Party shall assume the defense of any related claim and the Indemnified Party hereby consents to the Indemnifying Party assuming such defense; provided, however, that an Indemnified Party shall have the right to retain its own counsel at its own expense. The indemnity agreement in this Section 10.5 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnifying Party, unless such consent shall have been unreasonably withheld or delayed. The failure of an Indemnified Party to deliver notice to the Indemnifying Party within a reasonable time after becoming aware of any such matter, if prejudicial to the Indemnifying Party's ability to defend such action, shall relieve the Indemnifying Party of any liability to the Indemnified Party that would have been mitigated but for such delay. The Indemnified Party under this Section 10.4 and its employees and agents shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any matter covered by this indemnification.

(d) Applicability of Remedy. Each party's indemnification obligation as set forth in this Section 10.5 shall apply notwithstanding any limitation of remedy language set forth in other provisions of this Agreement.

11.       GENERAL PROVISIONS.

11.1 Independent Contractor Status. The parties agree that the relationship between Stellartech and Company is that of independent contractors. No employment, joint venture, partnership, franchise or similar relationship is formed by this Agreement, and neither party shall have any authority to act for or bind the other.

11.2 Taxes. The fees set forth herein do not include any sales or use taxes now or hereafter enacted, or without limitation any federal, local or other governmental taxes which would normally be the responsibility of Company, including duties, licenses, fees, excises or tariffs, that are applicable to the Services ("Taxes"). Company agrees to pay and indemnify Stellartech from and against all Taxes, and any interest and penalties associated therewith, whether levied or invoiced at or after the time of Stellartech's performance.

11.3 Notices. All notices required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon receipt of written verification of receipt; (iii) by facsimile transmission upon receipt when confirmed by telecopier or facsimile transmission; (iv) by certified or registered mail, return receipt requested, upon verification of receipt, or five (5) days after deposit in the mail. The mailing address and fax number for notice to each party is set forth below. Either party may change its mailing address and fax number by notice as provided by this Section.

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Notices to Stellartech:	Notices to Company:
Stellartech Research Corporation	TiVaMed, Inc.
1346 Bordeaux Drive	900 Welch Road
Sunnyvale, CA 94089	Palo Alto, CA 94304
Attn: President	Attn: Jonathan Partner
Fax: 408-331-3101	Fax: 650-326-0114

11.4 Governing Law; Dispute Resolution

This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding its conflicts of law principles. Except for actions seeking injunctive relief, disputes involving nonpayment, or suit to compel compliance with this dispute resolution process, the parties agree to use the dispute resolution procedures set forth in this Section with respect to any controversy or claim arising out of or relating to this Agreement or its breach. The parties will endeavor to settle amicably by mutual discussions any disputes, differences, or claims related to this Agreement. In the event of a qualifying dispute between the parties under this Agreement, the parties agree to promptly meet and confer with the goal of settling such dispute. If the parties are unable to reach a prompt, amicable agreement concerning such dispute, the parties agree to submit the matter to non-binding mediation under the auspices of and according to the rules of the Judicial Arbitration and Mediation Service, Inc., through its San Jose, California office ("J.A.M.S."), by a mediator selected by the parties with expertise in technology and consulting agreements. If the parties cannot agree upon a mediator one will be selected according to J.A.M.S. rules. The mediation fee, if any, shall be divided equally between the parties. Failing the resolution of their dispute by mediation, each party may pursue all options available at law or equity, and the parties hereby submit to the jurisdiction of any state or federal court located in Santa Clara County, California. If any action at law or equity is brought by either party in connection with this Agreement, the prevailing party shall be entitled to receive its costs, expert witness fees and reasonable attorneys' fees, including necessary disbursements and costs and fees on appeal, in addition to any other relief to which such party may be entitled.

11.5 Publicity. Except as otherwise required by applicable law, any proposed advertising, press releases or other publicity which discusses the Agreement, a project under this Agreement, or Stellartech's role in the development of Products or Deliverables hereunder shall require the prior written consent of both parties.

11.6 Force Majeure. Neither party shall be liable hereunder by reason of failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, war, acts of terrorism, fires, flood, storm, explosions, earthquakes, acts of God, governmental action, labor conditions, or any other cause which is beyond the reasonable control of the party.

11.7 Waiver. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

11.8 Assignment, Successors and Assigns. Neither party may assign its rights or obligations arising under this Agreement without the other party's prior written consent, such consent not to be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement without such consent to an entity that acquires a majority of its equity or all or substantially all assets of the assigning party to which this Agreement relates, so long as such assignee agrees in writing to be bound by the terms of this Agreement. Any attempted assignment in violation of the foregoing shall be void. This Agreement will be for the benefit of the permitted successors and assigns, and will be binding on heirs, legal and permitted assignees.

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11.9 Severability; Headings and Counterparts. If a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision will either be amended to achieve as nearly as possible the intent of the parties, or if amendment is not possible the offending provision shall be deemed struck, and the remainder of this Agreement will remain in full force and effect. The captions and other headings in this Agreement are for convenience only and not be considered a part of or effect the construction and interpretation of any provision of this Agreement. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.10 Survival. In addition to the provisions that survive pursuant to Section 5.3, the provisions in Sections 6.1 (Rights in Deliverables), 6.2 (Patent and Copyright Registration), (7 (Confidential Information), 9 (Warranty) to the extent the Warranty Period may extend beyond the date of expiration or termination of this Agreement, (10 (Disclaimers; Limitation of Damages and Liability; Indemnification) 11 (General Provisions), and Exhibits A, B, C and D (to the extent provided therein or necessary to affect the purpose of the provisions therein) shall survive the expiration or termination of this Agreement.

11.11 Entire Agreement. This Agreement and all Exhibits and Attachments thereto constitutes the entire agreement between the parties with regard to its subject matter, supersedes all prior or contemporaneous agreements, commitments, representations, writings, and discussions between the parties, whether oral or written, and there are no other agreements, representations, warranties, or commitments which may be relied upon by either party. The parties expressly acknowledge that they are represented by legal counsel and that they have read and understand the terms of this Agreement. This Agreement may be amended only by an instrument in writing executed by the parties.

WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the first date written above.

COMPANY		Stellartech Research Corporation

By:	/s/ Jonathan Parmer	By:	/s/ Roger A. Stern

Name:	Jonathan Parmer	Name:	Roger A. Stern

Title:	President & CEO	Title:	President

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Exhibit A

A.       Development Services

Stage 1: Specification and Prototype Development Stage

Research, engineering, design, and specification and prototype development of RF Generators, hand pieces, and treatments tips (the "Product"). Charges will be billed on a time and materials basis using rates in Exhibit B, Section A, "Engineering, Design, and Prototyping Rates".

Stage 2: Clinical Development Stage

Engineering and production of Product, suitable for testing in humans and to include documentation and controls suitable for obtaining Investigational Device Exemption approval, Food and Drug Administration approval to market and "CE mark approval, as mutually agreed upon. Charges will be billed on a time and materials basis using rates in Exhibit B, Section A, (Engineering, Design, and Prototyping Rates).

B.        Manufacturing Services

1.     Minimum Commitment. Stellartech and Company agree that Stellartech will manufacture at least the first 300 units of the Product for Company (i.e., 300 units of the RF generator component, and all associated hand pieces and treatment tips to be used with the RF generator component until such time as all 300 units of the RF generator component have been purchased from Stellartech). Additionally, for a period of time up to and including thirty-six (36) months following Company's receipt of written notice of regulatory clearance to market the Product in the United States (the "Exclusivity Period"), Stellartech will be the exclusive supplier of Product to Company.

2.     Transfer Price. Stellartech agrees to sell Product to the Company at a per-unit Transfer Price using the formula in Exhibit B, Section B, (Manufacturing Formula, Manufacturing Direct Labor Rates).

3.     Forecasts. To facilitate Stellartech's production scheduling, Company shall provide Stellartech with a quarterly rolling forecast of Company's anticipated quarterly requirements of Products for the following 12 month period commencing on the date of such forecast. This forecast shall be for Stellartech's planning purposes only and non-binding on either party. It is understood that Company shall use reasonable efforts to make each forecast as accurate as possible.

4.     Ordering Process. Company will submit written purchase orders for Products or spare parts to Stellartech with a lead time of at least 90 days prior to the requested delivery date with respect to products or spare parts ordered therein, and Stellartech shall use commercially reasonable best efforts to deliver any such Products or spare parts in accordance with the terms of corresponding accepted purchase orders.

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5.     Quality Assurance. Stellartech agrees to utilize its quality assurance program in performance hereof. Such program shall require Stellartech to prepare and maintain written records sufficient to enable Company to trace the history of each Product.

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Exhibit B

A.  Engineering, Design, and Prototyping Rates.  Stellartech will bill for design and development services at the following rates.

Administrative Services	$35.00/hr
Assembly	$45.00/hr	Documentation/Drafting	$65.00/hr
Technician	$75.00/hr	Industrial/Graphic Design	$95.00/hr
Engineer	$115.00/hr	Senior Engineer	$135.00/hr
Senior Project Manager	$160.00/hr	Senior Executive Manager	$185.00/hr

Stellartech agrees to hold these prices constant through June 30, 2008. Rate increases may not exceed ten percent (10%) in any given twelve (12) month period without prior written consent of Company. Materials, expenses, and outside services are billed at cost plus twenty percent (20%). Out-of-town trips are charged at ten (10) hours per day.

B.  Manufacturing Formula, Manufacturing Direct Labor Rates.  Stellartech agrees to compute a Transfer Price according to the formula:

Transfer Price = [(Direct Labor Costs x 3.0) + (Material Costs x 1.2)1 * 1.538

Direct labor rates for manufacturing in effect through December 31, 2007 are:

Assembler	$17.50/hr	Technician	$27.00/hr
Engineer	$35.00/hr

Stellartech agrees to hold these prices constant through June 30, 2008. Rate increases may not exceed ten percent (10%) in any given twelve (12) month period without prior written consent of Company.

C.   Invoicing; Payments; Late Fees. Stellartech shall render invoices for the fees and costs herein monthly, semi-monthly or on such other longer basis as it deems appropriate. All undisputed payments shall be due within thirty (30) days of invoicing and shall be deemed in default if not received within fifteen (15) days of the due date. Accounts in default are subject to a service charge on the balance of the lesser of 1% per month or the maximum amount permitted by law. Stellartech may suspend or cease performance and seek all remedies available for accounts in default and Company agrees to reimburse Stellartech its reasonable expenses, including attorneys' and other fees incurred in collecting amounts due, and payments received after default shall be applied against interest, expenses, and principal as Stellartech determines in its sole discretion.

D.   Equity. Company and Stellartech have in parallel with the execution of this Agreement entered into the Stock Purchase Agreement pursuant to which Stellartech shall purchase 300,000 shares in the Common Stock of the Company representing 7.5% of the fully diluted outstanding capital stock of the Company as of the Effective Date under the terms and conditions of the Stock Purchase Agreement, attached hereto and incorporated herein as Exhibit D.

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Exhibit C

Definitions

1.0      Definitions. The capitalized terms in this Agreement which are not otherwise defined in the body of the Agreement shall have the meanings ascribed below.

1.1     "Company Field" means Transmucosal rejuvenation, reconstruction or other treatment of the vagina or vulva, where "Transmucosal" means through a mucosal surface; provided however, the Company Field shall exclude treatment for cosmetic aesthetic surgery and collagen contraction of skin.

1.2     "Deliverable" means a specific, unique deliverable or Product developed and/or manufactured and sold by Stellartech to Company pursuant to the Agreement.

1.3     "Derivative Work" means any modification or extension of any current invention, process, algorithm, software program, trade secret, work of authorship or other Intellectual Property right.

1.4     "Development Services" means the services as described in the corresponding section of Exhibit A to the Agreement.

1.5     "Intellectual Property" means copyright rights in any and all copyrightable works (including, without limitation, rights in written work, designs, software, moral rights, authors rights, and the exclusive, world-wide right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation, trade names, trademarks, service marks, trade dress and look and feel), patent rights (including, without limitation, the exclusive right to make, have made, use and sell), trade secret rights (including, without limitation, formulae, designs, processes, techniques, ideas, artwork, algorithms, rights to technical developments, designs, business methods, business processes and inventions whether or not patentable), right of publicity, contract and licensing rights, goodwill, know-how, any invention or other new or useful art, discovery or improvement, and all other intellectual property and intangible rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction.

1.6     "Manufacturing Services" means the services described in the corresponding section of Exhibit A to the Agreement.

1.7     "Products" means products designed, manufactured and/or sold to Company by or for Stellartech.

1.8     "Stellartech Technology" means any trade secret, process, algorithm, invention, original works of authorship, development, design, improvement, patent, copyright or other Intellectual Property of Stellartech which Stellartech (a) developed or acquired prior to the commencement of this Agreement, (b) acquired after the commencement hereof independent of this Agreement, or (c) developed either alone or in collaboration with others, separate and apart from this Agreement, and all Derivative Works based thereon.

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1.9     "Other Technology" means those Intellectual Property license rights granted to Stellartech pursuant to that certain "Development and Supply Agreement" between Stellartech and Thermage dated as of October 1, 1997 (the "Thermage Agreement"), a true and accurate copy of which agreement has been provided to Company.

1.10   "Services" means the Manufacturing Services and/or the Development Services.

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